EXHIBIT 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contact:	Investor Contact:
David Morris	Jody Burfening / Chris Witty
BlueLinx Holdings Inc.	Lippert/Heilshorn & Associates, Inc.
(866) 671-5138	(212) 838-3777
cwitty@lhai.com

FOR IMMEDIATE RELEASE

BLUELINX ANNOUNCES FOURTH QUARTER RESULTS

ATLANTA, GA, March 10, 2005 – BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported unaudited financial results for the fourth quarter and full year ended January 1, 2005.

As Reported Results

As reported sales for the quarter ended January 1, 2005 were $1.2 billion, up 3.4% from last year’s fourth quarter. Unit volume increased 9.4% over the prior year fourth quarter. Gross profit for the fourth quarter decreased to $101.4 million from $118.7 million in the prior-year period due to a significant decline in prices for structural products. Operating income was $4.8 million versus $16.8 million in the fourth quarter of 2003, reflecting lower gross profit partially offset by lower operating expenses. This reduction in operating expenses was primarily the result of lower sales commissions and reduced incentive compensation related to lower gross margins and reduced operating results for the quarter ended January 1, 2005. Net loss applicable to common stockholders for the quarter was $(7.1) million compared to net income of $10.1 million last year. The Company’s net income of $10.1 million for the fourth quarter of 2003 was achieved as a division of Georgia-Pacific Corporation and did not include interest expense, preferred stock dividends and certain corporate overhead expenses that are included in the results for the quarter ended January 1, 2005 (see attached pro forma statements and discussion below for a more comparable prior period comparison). The net loss applicable to common stockholders for the quarter ended January 1, 2005 includes the write-off of debt issuance costs of $2.9 million pre-tax, or $1.8 million after tax, associated with the $100 million term loan paid off with proceeds from the Company’s initial public offering of its common stock, on December 14, 2004.

For the year ended January 1, 2005, as reported revenue rose 30.1% to $5.6 billion from $4.3 billion. Unit volume increased 8.2% versus the prior year. Gross profit rose to $560.4 million in fiscal 2004 from $457.5 million in 2003. Operating income was $156.6 million for fiscal 2004 versus $91.4 million in the prior-year period. Net income for the year was $76.3 million versus $56.2 million in fiscal 2003.

On a per-share basis, the as reported loss applicable to common stockholders for the quarter ended January 1, 2005 was $(0.34). Earnings per share for fiscal 2004 and for the prior-year periods is not available as a result of the business operating for much of that period as a division of Georgia-Pacific.

EPS Reconciliation

Pro forma net loss for the quarter ended January 1, 2005, as discussed more fully below, was $(2.7) million, or $(0.09) per share. A table presenting the reconciliation of earnings per share from an as reported basis to pro forma basis is attached to this release.

Basis of Presentation

This release provides unaudited financial statements for the fourth quarter of 2004, a 13-week period ended January 1, 2005 and the fourth quarter of 2003, a 14-week period ended January 3, 2004, on an as reported basis. In addition, this release provides the statement of operations for both periods on a pro forma basis.

This release also provides unaudited financial statements for fiscal 2004, a 52-week period ended January 1, 2005, and fiscal 2003, a 53-week period ended January 3, 2004 on an as reported basis, as well as a statement of operations for both periods on a pro forma basis.

“As reported” is defined as the presentation of financial statements in conformity with generally accepted accounting principles in the U.S. (GAAP) for the quarters ended January 1, 2005 and January 3, 2004, and for the 53-week period ended January 3, 2004. For the 52-week period ended January 1, 2005, “as reported” refers to the GAAP results for the pre-acquisition period from January 4, 2004 to May 7, 2004 and for the “from inception” period, from March 8, 2004 to January 1, 2005, presented, for purposes of clarity, on a combined basis. Attached to this release are reconciliation schedules showing the GAAP financial statements for the pre-acquisition period and the from inception period, separately, and then on a combined basis.

Pro forma results reflect the May 7, 2004 acquisition by the Company of the real estate and operating assets of the building products distribution division of Georgia-Pacific Corporation and the Company’s subsequent initial public offering on December 14, 2004 and related refinancing as if they had all occurred on December 29, 2002. Detailed reconciliations of all pro forma adjustments to as reported results are included in a presentation, to be read in conjunction with this release, which can be found on the BlueLinx web site at www.BlueLinxCo.com.

For purposes of discussion and analysis, this release examines results for the quarter and the full year compared to prior-year periods on a pro forma basis. Earnings per share is calculated using 30.2 million shares, including the 685,000 shares issued pursuant to the exercise of the underwriters’ over-allotment option.

Pro Forma Quarterly Results

For the quarter ended January 1, 2005, sales were $1.2 billion, up 3.4% from last year’s fourth quarter. This increase was driven by 9.4% growth in unit volume, partially offset by the impact of the one-week shorter reporting period in the fourth quarter of fiscal 2004 versus fiscal 2003.

Gross profit for the fourth quarter was $101.4 million compared to $121.1 million in the prior year period. The decline in gross profit is primarily due to the significant decline in structural product prices. From the end of the third quarter to their fourth quarter lows, prices for oriented strand board declined by 31%, plywood declined by 38%, and lumber fell by 18%. Prices then staged a moderate recovery from Thanksgiving week through year-end, but on thin holiday volume and, therefore, provided limited favorable impact on fourth quarter gross margins. Operating income for the quarter was $4.8 million, versus $16.4 million in the fourth quarter of 2003, reflecting the decline in gross profit, partially offset by a reduction in operating expenses of $8.1 million. The reduction in expenses was primarily the result of lower sales commissions and reduced incentive compensation expense related to lower gross margins and reduced operating results, as well as the shorter 2004 fiscal period. Net loss for the quarter was $(2.7) million, or $(0.09) per share, compared to net income of $4.9 million, or $0.16 per share, last year.

Pro Forma Fiscal Year Results

For the year ended January 1, 2005, revenue rose 30.1% or $1.3 billion to $5.6 billion from $4.3 billion in the comparable period last year. This growth was driven by an 8.2% rise in unit volume and significantly higher product prices.

Gross profit increased 24.4% to $563.8 million from $453.2 million in 2003, primarily reflecting higher sales revenue, partially offset by a 0.5 percentage point decline in the Company’s gross profit margin, from 10.6% in 2003 to 10.1% in 2004. Operating income was $163.5 million for fiscal 2004 versus $77.6 million in the prior-year period, reflecting the gross profit increase partially offset by higher operating expenses primarily associated with additional unit volume. Net income for the year increased to $74.6 million, or $2.47 per share, from $26.9 million, or $0.89 per share.

Balance Sheet

Cash and cash equivalents stood at $15.6 million as of January 1, 2005. Including amounts maturing within one year, the Company’s long-term debt stood at $652.1 million and consisted of a mortgage note in the amount of $165.0 million, and a revolving credit facility balance of $487.1 million. Accounts receivable increased by $70.8 million, to $363.7 million, reflecting increased sales revenue per week in December 2004 versus December 2003. Inventories rose by $194.1 million, to $500.2 million, primarily reflecting higher sales in the current period and the decision by BlueLinx to change to a FIFO from LIFO basis for inventory accounting following the separation from Georgia-Pacific, which caused inventories to increase by $32.0 million. Additionally, the inventory balance was impacted by a build-up in internationally-sourced products, which resulted from a decline in demand for such products in the second half of 2004. Year-end inventory levels were higher than normal, which resulted in a higher draw-down on the Company’s revolving credit facility. Accounts payable increased by $160.1 million, to $270.3 million, reflecting increased business volume and the Company’s separation from Georgia-Pacific.

In commenting on these results, Chuck McElrea, chief executive officer, stated “BlueLinx had an outstanding 2004. Generating strong earnings while being sold by our former parent and then becoming a public company is testament to our ability to execute our growth strategies.” Mr. McElrea continued, “Our fourth quarter results indicate the seasonal nature of our business and industry. Despite the slowdown in growth of our end-use markets to 1.8%, we successfully grew our unit volumes by 9.4%. These market share gains reflect our focus on targeted accounts, under-represented market segments, and solutions-based selling. In 2005, we expect to continue executing these growth strategies.”

Initial Public Offering

On December 14, 2004, BlueLinx consummated an initial public offering of 9.5 million shares of its common stock, par value $0.01 per share, at an offering price of $13.50 per share. The Company received net proceeds of approximately $124.1 million, including the sale, on January 5, 2005, of an additional 685,000 common shares following the exercise of the underwriters’ over-allotment option. The proceeds were used to redeem all remaining outstanding shares of BlueLinx series A preferred stock and pay down our term loan in the amount of $100 million.

Dividend

The BlueLinx Board of Directors has declared a $0.125 dividend on its common shares for the quarter ended January 1, 2005, payable on March 31, 2005 to shareholders of record on March 20, 2005.

Conference Call

BlueLinx will host a conference call today at 10:00 a.m. Eastern Time accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx web site, at www.BlueLinxCo.com. Investors will also be able to access an encore recording of the conference call for one week by calling 706-645-9291, Conference ID# 3988246. The recording will be available two hours after the conference call has concluded. Investors may, alternatively, access a recording of this call on the BlueLinx web site – where a replay of the webcast will be available for 90 days.

About BlueLinx Holdings Inc.

Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than

3,400 people in North America, BlueLinx offers 10,000 products from over 750 suppliers to service more than 11,700 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 60 warehouses. Additional information about BlueLinx can be found on its web site at www.BlueLinxCo.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products which we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s prospectus filed with the SEC on December 15, 2004 (File No. 333-118750), and in its periodic reports filed with the SEC from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

- Tables to Follow -

BlueLinx Holdings Inc.
As Reported Statements of Operations
in thousands, except per share data

	Quarters Ended		Years Ended
			BlueLinx
	BlueLinx	Pre-acquisition Period	(Combined)	Pre-acquisition Period
	January 1,	January 3,	January 1,	January 3,
	2005	2004	2005	2004
Statement of Operations Data:
Net sales	$1,207,627	$1,168,250	$5,558,154	$4,271,842
Cost of sales	1,106,203	1,049,579	4,997,713	3,814,375

Gross profit	101,424	118,671	560,441	457,467

Operating expenses:
Selling, general, and administrative expenses	92,692	97,102	387,494	346,585
Depreciation and amortization	3,895	4,781	16,307	19,476

Total operating expenses	96,587	101,883	403,801	366,061

Operating income (loss)	4,837	16,788	156,640	91,406
Other expenses (income):
Interest expense	11,057	—	28,765	—
Write-off debt issue costs	2,871	—	2,871	—
Other expense (income), net	(482)	73	98	376

Income (loss) before provision (benefit) for income taxes	(8,609)	16,715	124,906	91,030
Provision (benefit) for income taxes	(2,803)	6,579	48,563	34,877

Net income (loss)	$(5,806)	$10,136	$76,343	$56.153

Less: preferred stock dividends	1,255	—

Net income (loss) applicable to common stockholders	$(7.061)

Basic and diluted weighted average number of common shares outstanding	20,507

Basic and diluted net income (loss) per share applicable to common stock	$(0.34)

BlueLinx Holdings Inc.
As Reported Statements of Cash Flows
in thousands

	Quarters Ended		Years Ended
			BlueLinx
	BlueLinx	Pre-acquisition Period	(Combined)	Pre-acquisition Period
	January 1,	January 3,	January 1,	January 3,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income (loss)	$(5,806)	$10,137	$76,343	$56,153
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	3,895	4,781	16,307	19,476
Amortization of debt issue costs	1,108	—	2,323	—
Write-off of debt issue costs for term loan	2,871	—	2,871	—
Deferred income tax benefit	(554)	958	3,801	4,598
Changes in assets and liabilities:
Receivables	157,747	105,999	(70,821)	(53,654)
Inventories	2,476	24,801	(158,769)	3,391
Accounts payable	(60,591)	(52,806)	160,078	17,683
Changes in other working capital	(18,813)	11,810	(10,692)	11,078
Other	2.272	2.907	1.823	850

Net cash provided by operating activities	$84,605	$108,587	$23.264	$59,575

Cash flows from investing activities:
Acquisition of real estate and operating assets of division	(47,023)	—	(823,330)	—
Property, plant, and equipment investments	(8,082)	(2,510)	(11,137)	(5,404)
Proceeds from sale of assets	72	118	349	1,342

Cash used for investing activities	$(55,033)	$(2,392)	$(834,118)	$(4,062)

Cash flows from financing activities:
Net transactions with Georgia-Pacific Corporation	—	(112,845)	88,352	(62,728)
Preferred stock, net	(100,226)	—	(5,226)	—
Issuance of common stock, net	115,513	—	120,513	—
Net increase in revolving credit facility	13,596	—	487,103	—
Other long-term debt, net	(35,000)	—	165,000	—
Fees paid to issue debt	(5,898)	—	(21,236)	—
Increase (decrease) in bank overdrafts	(25,090)	6,813	(8,586)	7.566

Net cash provided by (used in) financing activities	$(37,105)	$(106,032)	$825,920	$(55,162)

Increase (decrease) in cash	(7,533)	163	15,066	351
Balance, beginning of period	23,105	—	506	155

Balance, end of period	$15,572	$163	$15,572	$506

Supplemental Cash Flow Information
Income taxes paid for the period	$8,207	$6,196	$45,387	$30,279

Interest paid during the period	$12,146	$—	$25,351	$—

BlueLinx Holdings Inc.
As Reported Balance Sheets
in thousands

	BlueLinx	Pre-acquisilion Period
	January 1,	January 3,
	2005	2004
Assets:
Cash	$15,572	$506
Receivables	363,688	292,867
Inventories:
Finished goods	500,231	338,138
UFO reserve	—	(31,979)

	500,231	306,159
Deferred income tax assets, current	6,122	1,446
Other current assets	34,203	14,572

Total current assets	919,816	615,550

Property, plant, and equipment:
Land and land improvements	55,573	116,556
Buildings	93,133	193,590
Machinery and equipment	41,063	191,878
Construction in progress	5,089	18

Property, plant, and equipment, at cost	194,858	502,042

Accumulated depreciation	(7,880)	(300,951)

Property, plant, and equipment, net	186,978	201,091

Other non-current assets	30,268	3

Total assets	1,137,062	816,644

Liabilities :
Current liabilities:
Accounts payable	270,271	110,193
Bank overdrafts	32,033	40,619
Accrued compensation	18,292	15,963
Current maturites of long-term debt	94,103	—
Other current liabilities	13,142	6,103

Total current liabilities	427,841	172,878

Noncurrent liabilities:
Long-term debt	558,000	—
Deferred income taxes	740	3,792
Other long-term liabilities	8,989	2,901

Total liabilities	995,570	179,571

BlueLinx Holdings Inc.
Pro Forma Statements of Operations
in thousands, except per share data

		Proforma
	Quarters Ended		Years Ended
	January 1,	January 3,	January 1,	January 3,
	2005	2004	2005	2004
Statement of Operations Data:
Net sales	$1,207,627	$1,168,250	$5,558,154	$4,271,842
Cost of sales	1,106,203	1,047,116	4,994,386	3,818,676

Gross profit	101,424	121,134	563,768	453,166

Operating expenses:
Selling, general, and administrative expenses	92,692	100,593	384,781	359,904
Depreciation and amortization	3,895	4,130	15,487	15,638

Total operating expenses	96,587	104,723	400,268	375,542

Operating income (loss)	4,837	16,411	163,500	77,624
Other expenses (income):
Interest expense	9,924	8,146	37,679	31,895
Write-off of debt issue costs	—	—	—
Other expense (income), net	(482)	73	98	376

Income before provision (benefit) for income taxes	(4,605)	8,192	125,723	45,353
Provision (benefit) for income taxes	(1,874)	3,333	51,170	18,459

Net income (loss)	$(2,731)	$4,859	$74,553	$26,894

Less: preferred stock dividends	—	—	—	—

Net income (loss) applicable to common stockholders	$(2,731)	$4,859	$74,553	$26,894

Basic weighted average number of common shares outstanding	30,185	30,185	30,185	30,185

Basic net income (loss) per share applicable to common stock	$(0.09)	0.16	$2.47	$0.89

Diluted weighted average number of common shares outstanding	30,185	30,185	30,185	30,185

Diluted net income (loss) per share applicable to common stock	$(0.09)	0.16	$2.47	$0.89

BlueLinx Holdings Inc.
Statements of Operations
As Reported Reconciliation
in thousands, except per share data

	BlueLinx	Pre-acquisition Period	Combined
	Period from
	Inception	Period from
	(March 8, 2004)	January 4 , 2004	Year Ended
	to	to	January 1,
	January 1, 2005	May 7, 2004	2005
Net sales	$3,672,820	$1,885,334	$5,558,154
Cost of sales	3,339,590	1,658,123	4,997,713

Gross profit	333,230	227,211	560,441

Operating expenses:
Selling, general, and administrative	248,291	139,203	387,494

Depreciation and amortization	10,132	6,175	16,307

Total operating expenses	258,423	145,378	403,801

Operating income	74,807	81,833	156,640

Non-operating expenses (income):
Interest expense	28,765	—	28,765
Write-off of debt issue costs	2,871	—	2,871
Other expense (income), net	(516)	614	98
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Income before income taxes	43,687	81,219	124,906

Provision for income taxes	17,781	30,782	48,563

Net income	$25,906	$50,437	$76,343

Less: Preferred stock dividends	5,226

Net income (loss) applicable to common stockholders	$20,680

Basic weighted average number of common shares outstanding	19,006

Basic net income (loss) per share applicable to common stock	$1.09

Diluted weighted average number of common shares outstanding	20,296

Diluted net income (loss) per share applicable to common stock	$1.02

BlueLinx Holdings Inc.
Statements of Cash Flows
As Reported Reconciliation
in thousands

	BlueLinx
	Period from	Pre-acquisition Period
	Inception	Period from	Combined
	(March 8, 2004)	January 4, 2004	Year Ended
	to	to	January 1,
	January 1, 2005	May 7, 2004	2005
Cash flows from operating activities:
Net Income	$25,906	$50,437	$76,343
Adjustments to reconcile revenues in excess of direct expenses to cash provided by operations:
Depreciation and amortization	10,132	6,175	16,307
Amortization of debt issue costs	2,323	—	2,323
Write-off of debt issue costs for term loan	2,871	—	2,871
Deferred income tax provision (benefit)	(5,382)	9,183	3,801
Changes in assets and liabilities:
Receivables	221,529	(292,350)	(70,821)
Inventories	(13,080)	(145,689)	(158,769)
Accounts payable	(97,694)	257,772	160,078
Changes in other working capital	(13,156)	2,464	(10,692)
Other	3,797	(1,974)	1,823

Net cash provided by (used in) operating activities	$137,246	$(113,982)	$23,264

Cash flows from investing activities:
Acquisition of operating assets of division	(823,330)	—	(823,330)
Property, plant, and equipment investments	(9,759)	(1,378)	(11,137)
Proceeds from sale of assets	97	252	349

Net cash used in investing activities	$(832,992)	$(1,126)	$(834,118)

Cash flows from financing activities:
Net transactions with Georgia-Pacific Corporation	—	88,352	88,352
Preferred stock, net	(5,226)	—	(5,226)
Issuance of common stock, net	120,513	—	120,513
Net increase in revolving credit facility	487,103	—	487,103
Other long-tern debt, net	165,000	—	165,000
Fees paid to issue debt	(21,236)	—	(21,236)
Increase (decrease) in bank overdrafts	(34,836)	26,250	(8,586)

Net cash provided by financing activities	$711,318	$114,602	$825,920

Increase (decrease) in cash	15,572	(506)	15,066
Balance, beginning of period	—	506	506

Balance, end of period	$15,572	$—	$15,572

Supplemental Cash Flow Information
Income taxes paid for the period	$23,446	$21,941	$45,387

Interest paid during the period	$25,351	$—	$25,351

BlueLinx Holdings Inc.
Diluted Net Income (Loss) Per Share
As Reported/Pro Forma Reconciliation

	Quarter Ended
	January 1,
	2005	Notes
As Reported	$(0.34)	Reflects 4th quarter diluted shares outstanding of 20,507,000

Adjustments for:

Current number of shares outstanding	0.11	Reflects current 30,185,000 shares outstanding

	(0.23)

Change in interest expense	0.02	Reflects lower cost of debt following the IPO and mortgage transactions

Write off of debt issue cost	0.06	Reflects write off of debt issue cost associated with the repaid term loan

Change in effective tax rate	0.02	Primarily reflects fourth quarter adjustments for non deductible expenses

Elimination of preferred stock dividend	0.04	Reflects preferred stock redeemed as part of IPO

Pro Forma	(0.09)